Exhibit 99.1

hhgregg Announces Executive Changes

Dennis May Promoted to President and Chief Executive Officer and Jerry Throgmartin to become

Executive Chairman

Company to Commence Search for New CFO

Indianapolis, Indiana—(February 17, 2009)—Indianapolis-based appliance and electronics retailer, hhgregg Inc. (NYSE:HGG) today announced that it will implement the Company’s succession plan by naming longtime President and Chief Operating Officer Dennis L. May as the Company’s new President and Chief Executive Officer, effective at the Company’s Annual Meeting of Shareholders in August. Current Chief Executive Officer Jerry W. Throgmartin will become Executive Chairman of the Board and continue to play an important role in shaping the Company’s vision and strategy. The Company also announced that Chief Financial Officer Donald J.B. Van der Wiel is leaving to pursue other opportunities and that it will commence a search for a new Chief Financial Officer.

“I am very pleased to announce that Dennis will assume the role of President and CEO, implementing our anticipated succession plan,” said Mr. Throgmartin. “I have worked closely with Dennis for the past 10 years and have tremendous respect for his abilities and confidence in his leadership and I look forward to continue working closely with him in my new role. As a significant shareholder with a family relationship that dates to the Company’s founding 55 years ago, I am transitioning to this new role secure in the belief that I can effectively work with Dennis to continue to foster our unique culture and unmatched focus on providing superior customer service, while at the same time, maintain a disciplined, strategic approach to building hhgregg into the future.”

Mr. Throgmartin also stated, “I would also like to sincerely thank Don for the contributions he has made to the Company and wish him well in his future endeavors. Don was instrumental in preparing hhgregg for its initial public offering in 2007 and our successful growth as a public company. We are fortunate to be making this transition following the recent completion of a successful quarter, with a strong financial position and with a deep and experienced finance team in place.”

Dennis L. May joined hhgregg in January 1999, bringing a long history of video and appliance retail experience with him. During his tenure at hhgregg, he has worked closely with Jerry W. Throgmartin while serving as the Company’s Chief Operating Officer. He has played an instrumental role in helping the Company expand, adding 23 stores over the last twelve months while maintaining profitability and a dedication to customer service.

“While the current economic environment remains challenging, I am excited by the many opportunities that lie ahead,” said Mr. May. “Our strong brand, unique operating platform and unparalleled commitment to customer service positions us well for the future and we are dedicated to executing a strategy that will result in long-term growth and increased shareholder value. I look forward to continue working with Jerry in his new role focused on vision and strategy and with our incredibly talented team of professionals in the field and at the home office.”

The Board of Directors also announced that it will commence a search for a new CFO. In the interim, Jeremy J. Aguilar, Vice President, Controller, will handle the CFO responsibilities while Mr. May will continue to maintain the COO responsibilities.

CORPORATE OVERVIEW

hhgregg (NYSE: HGG) is a specialty retailer of consumer electronics, home appliances, mattresses and related services operating under the names hhgregg® and Fine Lines®. hhgregg currently operates 108 stores in Alabama, Florida, Georgia, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee.

Safe Harbor Statement

The following is a Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about the expectations, beliefs, plans, objectives, assumptions or future events or performance of hhgregg, Inc. are forward-looking statements.

hhgregg has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While hhgregg believes these expectations, assumptions, estimates and projections are reasonable, these forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. These and other important factors may cause hhgregg’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from hhgregg’s expectations are: competition in existing, adjacent and new metropolitan markets; changes in consumer preferences and demand for the Company’s products; its ability to effectively manage and monitor its operations, costs and service quality; its reliance on a small number of suppliers; rapid inflation or deflation in core product prices; the failure of manufacturers to introduce new products and technologies; customer acceptance of new technology; its dependence on the Company’s key management personnel and its ability to attract and retain qualified sale’s personnel; its ability to negotiate with its suppliers to provide product on a timely basis at competitive prices; the identification and acquisition of suitable sites for its stores and the negotiation of acceptable leases for those sites; the effect of general and regional economic and employment conditions on its net sales; fluctuation in seasonal demand; its ability to maintain its rate of growth and penetrate new geographic areas; its ability to locate suitable new store sites; its ability to obtain additional financing and maintain its credit facilities; its ability to maintain and upgrade its information technology systems; the effect of a disruption at the Company’s central distribution centers; changes in cost for print, radio and television advertising; and changes in trade regulations, currency fluctuations, the economy in general and prevailing interest rates.

Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release are more fully described in the “Risk Factors” section in the Company’s Form 10 – K filed June 3, 2008. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release are made only as of the time of this news release. Actual results may differ materially from anticipated results described in these forward looking statements. hhgregg does not undertake, and specifically declines, any obligation to update any of these statements or to publicly announce the results of any revisions to any of these statements to reflect future events or developments.

CONTACTS:	Andy Giesler
Director of Investor Relations
hhgregg
317-848-8710
andy.giesler@hhgregg.com

Kim Paone
ICR for hhgregg
646.277.1216 kim.paone@icrinc.com

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